EXHIBIT 10.29

AMENDMENT TO EMPLOYMENT AGREEMENT

This is an Amendment to the Employment Agreement (the "Agreement"), made and entered into the 20th day of November, 2002, by and between THE DIXIE GROUP, INC., a Corporation having its principal place of business at 185 South Industrial Boulevard, S.W., Calhoun, Georgia 30703-7010 (hereinafter referred to as the "Employer") and DAVID POLLEY, an individual residing at West Brow Road, Lookout Mountain, Tennessee (hereinafter referred to as the "Employee").

The Employer and Employee, pursuant to paragraph 14 of the Agreement, amend the Agreement in writing as follows:

    The date of "November 19, 2006" is substituted for the date of "November 19, 2005" in paragraph 2 of the Agreement.

    Paragraph 4(b) of the Agreement is modified to add the following language at the end of said paragraph: "In the fourth year of this Agreement, the Employee shall be eligible to participate in the Dixie Group Management Incentive Plan under the same terms and conditions that other officers participate as set forth in said Plan.

    The date of "November 19, 2005" is substituted for the phrase "at the end of the term of this Agreement" in paragraphs 4(b) and 4(c) of the Agreement.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its duly constituted officers and the Employer has hereunto set his hand and affixed his seal the day and year first above written.

ACCEPTED AND AGREED:

By: /s/ David Polley Dated: January 26, 2004	THE DIXIE GROUP, INC. By: /s/ Daniel K. Frierson Dated: January 26, 2004